Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-123308)

(2)	Registration Statement (Form S-8 No. 33-96226)

(3)	Registration Statement (Form S-8 No. 333-67849)

(4)	Registration Statement (Form S-8 No. 333-176317)

(5)	Registration Statement (Form S-8 No. 333-197782)

of our reports dated June 1, 2017, with respect to the consolidated financial statements of KEMET Corporation and subsidiaries and the effectiveness of internal control over financial reporting of KEMET Corporation and subsidiaries, included in this Annual Report (Form 10-K) of KEMET Corporation and subsidiaries for the year ended March 31, 2017.

/s/ Ernst & Young LLP
Greenville, South Carolina
June 1, 2017